Exhibit 23.1

                          Consent of Ernst & Young LLP

We consent to the reference to our firm under the caption "Experts" in Pre-Effective Amendment No. 2 to the Registration Statement (Form S-3, No. 333-67516) and related Prospectus of V-ONE Corporation for the registration of 5,410,000 shares of its common stock and to the incorporation by reference therein of our report dated February 9, 2001 with respect to the financial statements and schedule of V-ONE Corporation as of December 31, 2000 and 1999 and for each of the years then ended included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


                                                /s/ Ernst & Young LLP

McLean, Virginia
January 9, 2002